Filed pursuant to Rule 424(b)(5)

Registration No. 333-255094

AMENDMENT NO. 1 DATED MAY 10, 2022

To the Prospectus Supplement dated February 14, 2022

(To the Prospectus dated April 12, 2021)

CareCloud, Inc.

(formerly MTBC, Inc.)

Up to $20,871,074

8.75% Series B Cumulative Redeemable Perpetual Preferred Stock

Liquidation Preference $25.00 per Share

We previously entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley Securities”), relating to the sale of our 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock, which we refer to as the “Series B Preferred Stock”, offered by a prospectus supplement dated February 14, 2022 (File No. 333-255094) (the “Prospectus Supplement”), and the accompanying prospectus dated April 12, 2021 (the “Prospectus”). In accordance with the terms of the Sales Agreement, under the Prospectus Supplement we may offer and sell, from time to time, shares of our Series B Preferred Stock having an aggregate offering price of up to $35 million, through B. Riley Securities, acting as our sales agent or principal. Since the date of the Sales Agreement, we have sold an aggregate of 49,562 shares of our Series B Preferred Stock under the Sales Agreement for an aggregate offering price of approximately $1,263,000, all of which shares were sold under General Instruction I.B.1 of Form S-3. As a result, approximately $33,737,000 of Series B Preferred Stock remains available for sale under the Sales Agreement.

Since the filing of our Annual Report on Form 10-K on March 14, 2022, we have been subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which the Prospectus Supplement and the Prospectus form a part. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $62,613,224, which is based on 9,737,671 shares of our outstanding common stock held by non-affiliates on March 11, 2022 and the closing price of our common stock on February 10, 2022 of $6.43 per share. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to the Prospectus Supplement and Prospectus, as amended by this Amendment, with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. During the 12 calendar months prior to, and including, the date of this Amendment, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

We are filing this Amendment No.1 to the Prospectus Supplement (the “Amendment”) solely for the purpose of disclosing the application of General Instruction I.B.6 of Form S-3 to the Sales Agreement since March 14, 2022. This Amendment should be read in conjunction with the Prospectus Supplement and the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

In accordance with General Instruction I.B.6 and the terms of the Sales Agreement, we may offer and sell shares of our Series B Preferred Stock having an aggregate offering price of up to $20,871,074 from time to time through B. Riley Securities, which does not include the shares having an aggregate sales price of approximately $1,263,000 that were sold pursuant to the Prospectus Supplement and the Prospectus under General Instruction I.B.1 of Form S-3.

Our Series B Preferred Stock currently trades on the Nasdaq Global Market, with the trading symbol “MTBCO.” The last reported sale price of our Series B Preferred Stock on May 9, 2022 was $25.60 per share.

Investing in our Series B Preferred Stock involves significant risks. You should carefully consider the risk factors beginning on page S-7 of the Prospectus Supplement, page 6 of the Prospectus and in the documents incorporated herein by reference, before purchasing any of the Series B Preferred Stock offered by the Prospectus Supplement and Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS AMENDMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

B. Riley Securities

May 10, 2022